Exhibit 99.2

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Declares Quarterly Cash Dividend of $0.12 Per Share

LOS ANGELES--(BUSINESS WIRE)--Jan. 22, 2021-- RBB Bancorp (NASDAQ: RBB) and its subsidiaries, Royal Business Bank ("the Bank") and RBB Asset Management Company ("RAM"), collectively referred to herein as "the Company," announced that its Board of Directors has declared a quarterly cash dividend of $0.12 per share. The dividend is payable on February 12, 2021 to common shareholders of record as of February 1, 2021.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of September 30, 2020, the company had total assets of $3.4 billion. Its wholly owned subsidiary, the Bank, is a full-service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California; in Las Vegas, Nevada; in Brooklyn, Queens, and Manhattan in New York; and three branches in the Chicago neighborhoods of Chinatown and Bridgeport. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County; two branches in Ventura County; one branch in Irvine, California; one branch in Las Vegas, Nevada; six branches and one loan operation center in Brooklyn, Queens and Manhattan in New York; and three branches in Chicago, Illinois. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.